Exhibit 10.30

Loan No. 1015498

PARTIAL REPAYMENT AND LIMITED GUARANTY
(Secured Loan)
THIS PARTIAL REPAYMENT AND LIMITED GUARANTY (this “Guaranty”) is made as of December 17, 2015, by KBS SOR US PROPERTIES II LLC, a Delaware limited liability company (“Guarantor”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION (together with its successors and assigns, “Lender”).
R E C I T A L S

A.
Pursuant to the terms of that certain Loan Agreement, dated as of the date hereof, by and among KBS SOR II Q&C Property, LLC, a Delaware limited liability company (“Borrower”), KBS SOR II Q&C Operations, LLC, a Delaware limited liability company (“Operating Lessee”), and Lender (as the same may be amended, modified, supplemented or replaced from time to time, the “Loan Agreement”), Lender has agreed to loan to Borrower the principal sum of up to Thirty Million Dollars ($30,000,000) (the “Loan”) for the purposes specified in the Loan Agreement.

B.
The Loan is evidenced by a Promissory Note Secured by Mortgage in the principal amount of the Loan (as the same may be amended, modified or replaced from time to time, the “Note”), executed by Borrower in favor of Lender, and is further evidenced by the documents described in the Loan Agreement as the “Loan Documents”. The Note is secured by, among other things, a Fee and Leasehold Construction Mortgage, Security Agreement, Pledge of Leases and Rents and Fixture Filing, dated as of the date hereof, executed by Borrower and Operating Lessee, together as mortgagor, in favor of Lender, as mortgagee (as the same may be amended, modified, supplemented or replaced from time to time, the “Mortgage”). All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

C.	As a condition to Lender’s agreement to enter into the Loan Agreement, Guarantor has agreed to enter into this Guaranty.

D.	Guarantor is the direct or indirect owner of Borrower and will benefit from the Loan.
THEREFORE, to induce Lender to enter into the Loan Agreement, and in consideration thereof, Guarantor unconditionally, absolutely and irrevocably guarantees and agrees as follows:

1.
GUARANTY. Guarantor hereby unconditionally, absolutely and irrevocably guarantees and promises to pay to Lender, on demand, in lawful money of the United States of America, in immediately available funds, the aggregate principal amount of the Loan or so much thereof as may be due and owing under the Note or any of the other Loan Documents, together with any other sums payable under the Note or any of the other Loan Documents.

Notwithstanding the foregoing, the maximum liability of Guarantor under this Section 1 shall be limited to the lesser of (i) the currently outstanding loan amount, and (ii) a sum equal to twenty-five percent (25%) of the outstanding principal balance of the Loan at the earlier time of demand under this Guaranty or bankruptcy of the Guarantor (such amount, the “Principal Amount”); provided, however, that so long as a Default does not exist and a demand under this Guaranty has not been made, the Principal Amount shall be reduced to $0.00 at such time as the Property has achieved a Reduction DSCR (as defined on Schedule 1 hereto) of at least 1.30:1.00 as of two (2) consecutive Quarterly DSCR Test Dates (as defined on Schedule 1 hereto), such determination to be evidenced by Lender’s receipt from Guarantor of two consecutive Reduction DSCR Certificates (as defined on Schedule 1 hereto). The Principal Amount shall exclude any amounts that were not initially disbursed as Loan proceeds under the Loan at Borrowers’ request, but are characterized as principal amounts owing under the Loan (e.g., unpaid interest that was added to principal) and/or advances made by Lender to protect their security and/or to cover

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costs. For the purpose of determining the liability of Guarantor, the calculation of the Principal Amount shall not be reduced by the collateral held as security for the Note nor by payments received nor to be received for credit to the Loan from sources other than Borrower; and under no circumstances shall Guarantor’s liability under this Section exceed $7,500,000.

2.
EXCEPTIONS; LIABILITIES. Notwithstanding the foregoing, in addition to, and not in lieu of, any other liability of Guarantor under this Guaranty or the other Loan Documents, Guarantor hereby unconditionally, absolutely and irrevocably guarantees and promises to pay to Lender, or order, on demand, in lawful money of the United States of America, in immediately available funds and to defend, indemnify and hold harmless Lender and each of its respective directors, officers, employees, successors and assigns from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities and any impairment of Lender’s security for the Loan), actions, or proceedings, any obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, court costs, and legal or other expenses (including, without limitation, attorneys’ fees and expenses and amounts paid in settlement of whatever kind or nature), which Lender may incur as a direct or indirect consequence of: (a) fraud or willful misrepresentation by Borrower, Guarantor, KBS Strategic Opportunity REIT II, Inc. (“KBS REIT”), or any other Affiliate of Borrower, Guarantor or KBS REIT (collectively, “Borrower or its Affiliate”); (b) intentional physical waste of any real property constituting collateral for the Loan (the “Property”) by Borrower or its Affiliate; (c) intentional misapplication or misappropriation by Borrower or its Affiliate of (i) proceeds paid under any insurance policy by reason of damage, loss or destruction affecting any portion of the Property, or (ii) any proceeds or awards resulting from condemnation of all or any part of the Property or any deed given in lieu thereof; (d) intentional misapplication or misappropriation by Borrower or its Affiliate of rents received after receipt by Borrower of any notice of default, foreclosure or the exercise of the power of sale under the Mortgage or any other remedies by Lender upon a default by Borrower; (e) intentional misappropriation or misapplication by Borrower or its Affiliate of any funds disbursed to Borrower from any account which is collateral for the Loan; (f) a breach of the covenants set forth in Sections 11.1 or 11.2 of the Loan Agreement; or (g) the obligation of "Owner" under the Franchise Agreement to refund unamortized key money, whether or not Lender has agreed to assume such obligation.

3.
EXCEPTIONS; FULL RECOURSE. Notwithstanding the foregoing, or anything to the contrary contained in this Guaranty or the other Loan Documents, the limitation on liability set forth in Section 1 above shall be null and void and completely inapplicable, and Guarantor shall be fully and personally liable for the payment and performance of all obligations set forth in the Loan Agreement and the other Loan Documents, including the payment of all principal, interest and other amounts under the Note, in immediately available funds, upon the occurrence of (a) any event referred to in Section 10.1(g) of the Loan Agreement (provided, that, for purposes of this Guaranty, the sixty (60) day time period for dismissal referred to in Section 10.1(g) of the Loan Agreement shall be increased to one hundred twenty (120) days), or (b) any event referred to in Section 10.1(f)(i) of the Loan Agreement.

4.
NO WAIVER, RELEASE OR IMPAIRMENT. Nothing contained in this Guaranty shall be deemed to waive, release, affect or impair the indebtedness evidenced by the Loan Documents or the obligations of Borrower under the Loan Documents, or the liens and security interests created by the Loan Documents, or Lender’s rights to enforce its rights and remedies under the Loan Documents and under this Guaranty or the indemnity provided herein, in the Loan Documents or in connection with the Loan, or otherwise provided in equity or under applicable law, including, without limitation, the right to pursue any remedy for injunctive or other equitable relief, or any suit or action in connection with the preservation, enforcement or foreclosure of the liens, mortgages, assignments and security interests which are now or at any time hereafter security for the payment and performance of all obligations under the Loan Agreement or in the other Loan Documents. The provisions of Sections 1 through 3 of this Guaranty shall prevail and control over any contrary provisions elsewhere in this Guaranty or the other Loan Documents.

Loan No. 1015498

5.
REMEDIES. If Guarantor fails to promptly perform its obligations under this Guaranty, Lender may from time to time, and without first requiring performance by Borrower or exhausting any or all security for the Loan, bring any action at law or in equity or both to compel Guarantor to perform its obligations hereunder, and to collect in any such action compensation for all loss, cost, damage, injury and expense sustained or incurred by Lender as a direct or indirect consequence of the failure of Guarantor to perform its obligations hereunder, together with interest thereon at the rate of interest applicable to the principal balance of the Note.

6.
RIGHTS OF LENDER. Guarantor authorizes Lender, without giving notice to Guarantor or obtaining Guarantor’s consent and without affecting the liability of Guarantor, from time to time to: (a) renew, modify or extend all or any portion of Borrower’s obligations under the Note or any of the other Loan Documents; (b) declare all sums owing to Lender under the Note and the other Loan Documents due and payable upon the occurrence of a Default (as defined in the Loan Agreement) under the Loan Documents; (c) make non‑material changes in the dates specified for payments of any sums payable in periodic installments under the Note or any of the other Loan Documents; (d) otherwise modify the terms of any of the Loan Documents, except for (i) increases in the principal amount of the Note or changes in the manner by which interest rates, fees or charges are calculated under the Note and the other Loan Documents (Guarantor acknowledges that if the Note or other Loan Documents so provide, said interest rates, fees and charges may vary from time to time) or (ii) advancement of the Maturity Date of the Note where no Default has occurred under the Loan Documents; (e) take and hold security for the performance of Borrower’s obligations under the Note or the other Loan Documents and exchange, enforce, waive and release any such security; (f) apply such security and direct the order or manner of sale thereof as Lender in its discretion may determine; (g) release, substitute or add any one or more endorsers of the Note or guarantors of Borrower’s obligations under the Note or the other Loan Documents; (h) apply payments received by Lender from Borrower to any obligations of Borrower to Lender, in such order as Lender shall determine in its sole discretion, whether or not any such obligations are covered by this Guaranty; (i) assign this Guaranty in whole or in part; and (j) assign, transfer or negotiate all or any part of the indebtedness evidenced by the Note and the other Loan Documents.

7.
GUARANTOR’S WAIVERS. Guarantor waives: (a) any defense based upon any legal disability or other defense of Borrower, any other guarantor or other person, or by reason of the cessation or limitation of the liability of Borrower from any cause other than full payment of all sums payable under the Note or any of the other Loan Documents; (b) any defense based upon any lack of authority of the officers, directors, partners, managers, members or agents acting or purporting to act on behalf of Borrower, Guarantor or any principal of Borrower or Guarantor or any defect in the formation of Borrower, Guarantor or any principal of Borrower or Guarantor; (c) any defense based upon the application by Borrower of the proceeds of the Loan for purposes other than the purposes represented by Borrower to Lender or intended or understood by Lender or Guarantor; (d) any right and defense arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Guarantor’s rights of subrogation and reimbursement against Borrower by the operation of Section 580d of the California Code of Civil Procedure or otherwise; (e) any defense based upon Lender’s failure to disclose to Guarantor any information concerning Borrower’s financial condition or any other circumstances bearing on Borrower’s ability to pay all sums payable under the Note or any of the other Loan Documents; (f) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal; (g) any defense based upon Lender’s election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code or any successor statute; (h) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Federal Bankruptcy Code; (i) any right of subrogation, any right to enforce any remedy which Lender may have against Borrower and any right to participate in, or benefit from, any security for the Note or the other Loan Documents, now or hereafter held by Lender; (j) presentment, demand, protest and notice of any kind; (k) the benefit of any statute of

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limitations affecting the liability of Guarantor hereunder or the enforcement hereof; and (l) any rights under California Code of Civil Procedure Sections 580a and 726(b) which provide, among other things, that (i) a creditor must file a complaint for deficiency within three (3) months of a nonjudicial foreclosure sale or judicial foreclosure sale, as applicable, (ii) a fair market value hearing must be held, and (iii) the amount of the deficiency judgment shall be limited to the amount by which the unpaid debt exceeds the fair market value of the security, but not more than the amount by which the unpaid debt exceeds the sale price of the security. Guarantor further waives any and all rights and defenses that Guarantor may have because Borrower’s debt is secured by real property; this means, among other things, that: (1) Lender may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by Borrower; (2) if Lender forecloses on any real property collateral pledged by Borrower, then (A) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) Lender may collect from Guarantor even if Lender, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from Borrower. Those rights and defenses being waived by Guarantor include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. The foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because Borrower’s debt is secured by real property. Without limiting the generality of the foregoing or any other provision hereof, Guarantor further expressly waives to the extent permitted by law any and all rights and defenses, including, without limitation, any rights of subrogation, reimbursement, indemnification and contribution, which might otherwise be available to Guarantor under California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433, or under California Code of Civil Procedure Sections 580a, 580b, 580d and 726, or any of such sections. Finally, Guarantor agrees that the performance of any act or any payment which tolls any statute of limitations applicable to the Note or any of the other Loan Documents shall similarly operate to toll the statute of limitations applicable to Guarantor’s liability hereunder.

8.
GUARANTOR’S WARRANTIES. Guarantor warrants, represents, covenants and acknowledges that: (a) Lender would not make the Loan but for this Guaranty; (b) there are no conditions precedent to the effectiveness of this Guaranty; (c) Guarantor has established adequate means of obtaining from sources other than Lender, on a continuing basis, financial and other information pertaining to Borrower’s financial condition, the Property and Borrower’s activities relating thereto and the status of Borrower’s performance of obligations under the Loan Documents, and Guarantor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect Guarantor’s risks hereunder and Lender has made no representation to Guarantor as to any such matters; (d) the most recent financial statements of Guarantor previously delivered to Lender are true and correct in all respects, have been prepared in accordance with generally accepted accounting principles consistently applied (or other principles acceptable to Lender) and fairly present the financial condition of Guarantor as of the respective dates thereof, and no material adverse change has occurred in the financial condition of Guarantor since the respective dates thereof; and (e) Guarantor has not and will not, without the prior written consent of Lender, sell, lease, assign, encumber, hypothecate, transfer or otherwise dispose of all or substantially all of Guarantor’s assets, or any interest therein, other than in the ordinary course of Guarantor’s business.

9.	GUARANTOR FINANCIAL COVENANTS.

(a)	Financial Condition. Guarantor shall maintain its financial condition at all times as follows, using GAAP, or other principles acceptable to Lender, consistently applied:

(i)
Minimum Tangible Net Worth. (A) prior to December 31, 2016 (and tested on December 31, 2015 in accordance with subsection (b)(ii) below), Tangible Net Worth of not less than $25,000,000, and (B) on and after December 31, 2016 (and tested on December 31, 2016 and on the last day of each calendar year

Loan No. 1015498

thereafter in accordance with subsection (b)(ii) below), Tangible Net Worth of not less than $75,000,000 (collectively, the “Net Worth Covenant”).

(ii)	Capitalized Terms. For purposes of this Section 9, the capitalized terms have the meanings set forth on Schedule 1 attached hereto and incorporated herein by this reference.

(b)	Reporting. Guarantor shall deliver to Lender:

(i)
Annual Financial Statements. As soon as practicable, but in no event later than one hundred twenty (120) days after Guarantor’s fiscal year end, balance sheets, statements of operations, statements of cash flow and statements of retained earnings for Guarantor (all on a consolidated basis). Such statements shall be accompanied by a certificate executed by the controller of Guarantor or by any other authorized officer or representative of KBS REIT, certifying that, to the best of Guarantor’s knowledge, the statements are true and correct in all material respects, together with any other financial information requested by Lender for Guarantor. So long as the ultimate parent of Guarantor maintains its status as a REIT (and no Default has occurred and is continuing), Guarantor’s financial statements are not required to be audited.

(ii)
Compliance Certificates. Within one hundred twenty (120) days after Guarantor’s fiscal year end, a compliance certificate in form and substance reasonably acceptable to Lender, certified on behalf of Guarantor by the controller or by any other authorized officer or representative of KBS REIT confirming Guarantor’s compliance with the Net Worth Covenant (the “Compliance Certificate”), along with such supporting documentation as Lender may reasonably request.

(iii)
Additional Reporting. Upon Lender’s request therefor, any additional financial information in Guarantor’s possession prepared by or for Guarantor, including (A) real estate schedules summarizing information with respect to all properties owned by Guarantor (including information about property-level debt) and (B) reporting relating to individual real estate assets owned by Guarantor, including, without limitation, cash flow projections for Guarantor and operating statements for properties owned by Guarantor (all of the foregoing, the “Non-Public Information”).

(iv)
Form; Warranty. Notwithstanding anything herein (or on Schedule 1 attached hereto) to the contrary, the calculation of Total Liabilities shall NOT include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Therefore, the amount of liabilities shall generally be the contractual amount owed, as adjusted for amortization or accretion of any premium or discount.

10.
SUBORDINATION. Guarantor subordinates all present and future indebtedness owing by Borrower to Guarantor to the obligations at any time owing by Borrower to Lender under the Note and the other Loan Documents. Guarantor assigns all such indebtedness to Lender as security for this Guaranty, the Note, and the other Loan Documents. Guarantor agrees to make no claim for such indebtedness until all obligations of Borrower under the Note and the other Loan Documents have been fully discharged. Guarantor agrees that it will not take any action or initiate any proceedings, judicial or otherwise, to enforce Guarantor’s rights or remedies

Loan No. 1015498

with respect to any such indebtedness, including, without limitation, any action to enforce remedies with respect to any defaults under such indebtedness or to any collateral securing such indebtedness or to obtain any judgment or prejudgment remedy against Borrower or any such collateral. Guarantor also agrees that it will not commence or join with any other creditor or creditors of Borrower in commencing any bankruptcy, reorganization or insolvency proceedings against Borrower. Guarantor further agrees not to assign all or any part of such indebtedness unless Lender is given prior notice and such assignment is expressly made subject to the terms of this Guaranty. If Lender so requests, (a) all instruments evidencing such indebtedness shall be duly endorsed and delivered to Lender, (b) all security for such indebtedness shall be duly assigned and delivered to Lender, (c) such indebtedness shall be enforced, collected and held by Guarantor as trustee for Lender and shall be paid over to Lender on account of the Loan, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty, and (d) Guarantor shall execute, file and record such documents and instruments and take such other action as Lender deems necessary or appropriate to perfect, preserve and enforce Lender’s rights in and to such indebtedness and any security therefor. If Guarantor fails to take any such action, Lender, as attorney-in-fact for Guarantor, is hereby authorized to do so in the name of Guarantor. The foregoing power of attorney is coupled with an interest and cannot be revoked.

11.
BANKRUPTCY OF BORROWER. In any bankruptcy or other proceeding in which the filing of claims is required by law, Guarantor shall file all claims which Guarantor may have against Borrower relating to any indebtedness of Borrower to Guarantor and shall assign to Lender all rights of Guarantor thereunder. If Guarantor does not file any such claim, Lender, as attorney-in-fact for Guarantor, is hereby authorized to do so in the name of Guarantor or, in Lender’s discretion, to assign the claim to a nominee and to cause proof of claim to be filed in the name of Lender’s nominee. The foregoing power of attorney is coupled with an interest and cannot be revoked. Lender or its nominee shall have the right, in its reasonable discretion, to accept or reject any plan proposed in such proceeding and to take any other action which a party filing a claim is entitled to do. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Lender the amount payable on such claim and, to the full extent necessary for that purpose, Guarantor hereby assigns to Lender all of Guarantor’s rights to any such payments or distributions; provided, however, Guarantor’s obligations hereunder shall not be satisfied except to the extent that Lender receives cash by reason of any such payment or distribution. If Lender receives anything hereunder other than cash, the same shall be held as collateral for amounts due under this Guaranty. If all or any portion of the obligations guaranteed hereunder are paid or performed, the obligations of Guarantor hereunder shall continue and shall remain in full force and effect in the event that all or any part of such payment or performance is avoided or recovered directly or indirectly from Lender as a preference, fraudulent transfer or otherwise under the Bankruptcy Code or other similar laws, irrespective of (a) any notice of revocation given by Guarantor prior to such avoidance or recovery, or (b) full payment and performance of all of the indebtedness and obligations evidenced and secured by the Loan Documents.

12.
LOAN SALES AND PARTICIPATIONS; DISCLOSURE OF INFORMATION. Subject to the limitations set forth in the Loan Agreement, Guarantor agrees that Lender may elect, at any time, to sell, assign, or grant participations in all or any portion of their rights and obligations under the Loan Documents and this Guaranty, and that any such sale, assignment or participation may be to one or more financial institutions, private investors, and/or other entities, at Lender’s sole discretion. Guarantor further agrees that Lender may disseminate to any such actual or potential purchaser(s), assignee(s) or participant(s) all documents and information (including, without limitation, all financial information) which has been or is hereafter provided to or known to Lender with respect to: (a) the Property and its operation; (b) any party connected with the Loan (including, without limitation, Guarantor, Borrower, any partner of Borrower, any constituent partner of Borrower, any other guarantor and any non-borrower trustor); and/or (c) any lending relationship other than the Loan which Lender may have with any party connected with the Loan; provided, however, any recipients of any Non-Public Information shall have signed a commercially reasonable confidentiality agreement with respect to such Non-Public Information

Loan No. 1015498

prior to receiving the same. In the event of any such sale, assignment or participation, Lender and the parties to such transaction shall share in the rights and obligations of Lender as set forth in the Loan Documents only as and to the extent they agree among themselves. In connection with any such sale, assignment or participation, Guarantor further agrees that the Guaranty shall be sufficient evidence of the obligations of Guarantor to each purchaser, assignee, or participant, and upon written request by Lender, Guarantor shall, within fifteen (15) days after request by Lender, (x) deliver to Lender and any other party designated by Lender an estoppel certificate, in form and substance acceptable to Lender, verifying for the benefit of Lender and any such other party the status, terms and provisions of this Guaranty, and (y) enter into such amendments or modifications to this Guaranty and the Loan Documents as Lender may reasonably request in order to evidence and facilitate any such sale, assignment, or participation without impairing Guarantor’s rights or increasing Guarantor’s obligations hereunder.
Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section, Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release such lender from its obligations thereunder.

13.
ADDITIONAL, INDEPENDENT AND UNSECURED OBLIGATIONS. This Guaranty is a continuing guaranty of payment and not of collection and cannot be revoked by Guarantor and shall continue to be effective with respect to any indebtedness referenced in Sections 1 through 3 hereof arising or created after any attempted revocation hereof or after the death of Guarantor (if Guarantor is a natural person, in which event this Guaranty shall be binding upon Guarantor’s estate and Guarantor’s legal representatives and heirs). The obligations of Guarantor hereunder shall be in addition to and shall not limit or in any way affect the obligations of Guarantor under any other existing or future guaranties unless said other guaranties are expressly modified or revoked in writing. This Guaranty is independent of the obligations of Borrower under the Note, the Mortgage and the other Loan Documents. Guarantor hereby authorizes and empowers Lender to exercise, in its sole discretion, any rights and remedies, or any combination thereof, which may then be available, since it is the intent and purpose of Guarantor that the obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Lender may bring a separate action to enforce the provisions hereof against Guarantor without taking action against Borrower or any other party or joining Borrower or any other party as a party to such action. Except as otherwise provided in this Guaranty, this Guaranty is not secured and shall not be deemed to be secured by any security instrument unless such security instrument expressly recites that it secures this Guaranty.

14.
ATTORNEYS’ FEES; ENFORCEMENT. If any attorney is engaged by Lender to enforce or defend any provision of this Guaranty, or any of the other Loan Documents, or as a consequence of any Default under the Loan Documents, with or without the filing of any legal action or proceeding, Guarantor shall pay to Lender, immediately upon demand all attorneys’ fees and costs incurred by Lender in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance of the Note as specified therein.

15.
RULES OF CONSTRUCTION. The term “Borrower” as used herein shall include both the named Borrower and any other person at any time assuming or otherwise becoming primarily liable for all or any part of the obligations of the named Borrower under the Note and the other Loan Documents. The term “person” as used herein shall include any individual, company, trust or other legal entity of any kind whatsoever. If this Guaranty is executed by more than one person, the term “Guarantor” shall include all such persons. When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural and vice versa. All headings appearing in this Guaranty are for convenience only and shall be disregarded in construing this Guaranty.

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16.
CREDIT REPORTS. Each legal entity and individual obligated on this Guaranty hereby authorizes Lender to order and obtain, from a credit reporting agency of Lender’s choice, a third party credit report on such legal entity and individual.

17.
GOVERNING LAW. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of California, except to the extent preempted by federal laws. Guarantor and all persons and entities in any manner obligated to Lender under this Guaranty consent to the jurisdiction of any federal or state court within the State of California having proper venue and also consent to service of process by any means authorized by California or federal law.

18.	INTENTIONALLY OMITTED.

19.
MISCELLANEOUS. The provisions of this Guaranty will bind and benefit the heirs, executors, administrators, legal representatives, nominees, successors and assigns of Guarantor, and Lender. The liability of all persons and entities who are in any manner obligated hereunder shall be joint and several. If any provision of this Guaranty shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that portion shall be deemed severed from this Guaranty and the remaining parts shall remain in full force as though the invalid, illegal or unenforceable portion had never been part of this Guaranty. This Guaranty shall be deemed to be continuing in nature and shall remain in full force and effect and shall survive the exercise of any remedy by Lender under the Mortgage or any of the other Loan Documents, including, without limitation, any foreclosure or deed in lieu thereof.

20.
ADDITIONAL PROVISIONS. Such additional terms, covenants and conditions as may be set forth on any exhibit executed by Guarantor and attached hereto which recites that it is an exhibit to this Guaranty are incorporated herein by this reference.

21.
ENFORCEABILITY. Guarantor hereby acknowledges that: (a) the obligations undertaken by Guarantor in this Guaranty are complex in nature, and (b) numerous possible defenses to the enforceability of these obligations may presently exist and/or may arise hereafter, and (c) as part of Lender’s consideration for entering into this transaction, Lender has specifically bargained for the waiver and relinquishment by Guarantor of all such defenses, and (d) Guarantor has had the opportunity to seek and receive legal advice from skilled legal counsel in the area of financial transactions of the type contemplated herein. Given all of the above, Guarantor does hereby represent and confirm to Lender that Guarantor is fully informed regarding, and that Guarantor does thoroughly understand: (i) the nature of all such possible defenses, and (ii) the circumstances under which such defenses may arise, and (iii) the benefits which such defenses might confer upon Guarantor, and (iv) the legal consequences to Guarantor of waiving such defenses. Guarantor acknowledges that Guarantor makes this Guaranty with the intent that this Guaranty and all of the informed waivers herein shall each and all be fully enforceable by Lender, and that Lender is induced to enter into this transaction in material reliance upon the presumed full enforceability thereof.

22.
WAIVER OF RIGHT TO TRIAL BY JURY. TO THE EXTENT PERMITTED BY THEN APPLICABLE LAW, EACH PARTY TO THIS GUARANTY, AND BY ITS ACCEPTANCE HEREOF, LENDER, HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THE LOAN DOCUMENTS (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY AND LENDER HEREBY AGREE AND CONSENT THAT ANY PARTY TO THIS GUARANTY AND LENDER

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MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO AND LENDER TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER TO MAKE THE LOAN TO BORROWER.

[Signature Follows on Next Page]

Loan No. 1015498

IN WITNESS WHEREOF, Guarantor duly executed and delivered this Guaranty as of the date first written above.
“Guarantor”
KBS SOR US PROPERTIES II LLC,
a Delaware limited liability company
By:    KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP II,
a Delaware limited partnership,
its sole member

By:	KBS STRATEGIC OPPORTUNITY REIT II, INC.,
a Maryland corporation,
its sole general partner

By:	/s/ Jeffrey K. Waldvogel
Name:	Jeffrey K. Waldvogel
Title:	Chief Financial Officer

Address of Guarantor:

c/o KBS Capital Advisors LLC
800 Newport Center Drive, Suite 700
Newport Beach, CA 92660
Attn:    Todd Smith
Tel:    (949) 797-0338
Fax:    (949) 417-6501

With a copy to:

c/o KBS Capital Advisors LLC
800 Newport Center Drive, Suite 700
Newport Beach, CA 92660
Attn:    Bryce Lin
Tel:    (949) 797-0312
Fax:    (949) 417-6501
Address of Lender:

Wells Fargo Bank, National Association
Hospitality Finance Group
333 S. Grand Ave., 9th Floor
Los Angeles, CA 90071
Attn: Anna Chung
Tel:    (213) 253-7411
Fax:    (213) 253-7497

Signature Page - Partial Repayment and Limited Guaranty

Loan No. 1015498

SCHEDULE 1 – ADDITIONAL DEFINITIONS
“Contingent Obligation” - means, for any Person, any commitment, undertaking, Guarantee or other obligation constituting a contingent liability that must be accrued under GAAP.
“Derivatives Contract” - means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.
“Gross Asset Value” - means, at a given time, the sum (without duplication) of (a) the Operating Property Values of Guarantor at such time, plus (b) all unrestricted cash and cash equivalents of Guarantor at such time (excluding any cash or cash equivalents used to offset a tenant security deposit liability or prepaid rent liability, and excluding any other cash and cash equivalents the disposition of which is restricted), plus (c) for properties wholly owned by Guarantor or its consolidated Affiliates, the book value of construction in progress (“CIP”), together with Guarantor’s pro rata share of CIP for properties owned by Unconsolidated Affiliates of Guarantor, plus (d) the book value of land held for development (giving no value to land which is acquired and subsequently designated as expansion land for an existing tenant), together with Guarantor’s pro rata share of any such land for each Unconsolidated Affiliate, plus (e) the book value of all other real estate related assets (including, but not limited to, loans secured by real estate, mezzanine loans and real estate securities) owned by Guarantor and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, and excluding any such interests held by Unconsolidated Affiliates of Guarantor, plus (f) rent receivables and other receivables (excluding rent receivables more than thirty (30) days delinquent), plus (g) any other current assets (excluding intangible assets), including, but not limited to, deposits, prepaid expenses, and other receivables to the extent such receivables will be collectible in the next twelve (12) months. Notwithstanding anything herein to the contrary, (i) to the extent book value is used, “Gross Asset Value” shall exclude any rents or other receivables from above-market leases, net of accumulated amortization, (ii) the value given to the aggregate amount of land held for development in clause (d) above shall be limited to five percent (5%) of the total Gross Asset Value, and (iii) only Guarantor’s Ownership Share of the values in clauses (a) through (g) shall be included with respect to any property owned by an Unconsolidated Affiliate of Guarantor. For avoidance of doubt, no direct or indirect interest in the Property shall be included in “Gross Asset Value”.
“Guarantee” – by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

Loan No. 1015498

“Indebtedness” – means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (including, without limitation, both recourse and non-recourse mortgage indebtedness); (b) all obligations of such Person (other than trade debt incurred in the ordinary course of business), whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property; (c) all Off Balance Sheet Liabilities of such Person; and (d) all Indebtedness of other Persons to the extent (i) such Person has Guaranteed or is otherwise recourse to such Person or (ii) is secured by a Lien on any property of such Person, together with such Person’s pro rata share of each of the foregoing items for each Unconsolidated Affiliate.
“Minority Interests” means, with respect to each consolidated affiliate or Subsidiary of Guarantor that is not wholly owned by Guarantor, (a) the ownership interest (expressed as a percentage) in such Person that is not owned by Guarantor multiplied by (b) the amount of (i) such Person’s Gross Asset Value, minus (ii) such Person’s Total Liabilities.
“Net Operating Income” - means, for any real estate property for the fiscal quarter in question, but without duplication, the amount of (a) rents and other revenues received in the ordinary course from such property (including amounts received from tenants as reimbursements for common area maintenance, taxes and insurance and proceeds of rent loss insurance, but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent during such quarter), minus (b) all expenses as determined in accordance with GAAP related to the ownership, operation or maintenance of such property, including, but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such property, but specifically excluding general overhead expenses of KBS REIT and any property management fees), but excluding acquisition-related expenses and interest expense determined in accordance with GAAP during such quarter, minus (c) the actual property management fee paid during such quarter, in each case determined in accordance with GAAP. Notwithstanding the foregoing, in calculating Gross Asset Value, Net Operating Income may, at Lender’s election, be determined using either actual management fees (which shall include salaries and overhead allocated at the property level) or an imputed management fee of two percent (2%) of gross revenues for any applicable property.
“Off Balance Sheet Liabilities” - means, with respect to any Person, any obligation or liability that does not appear as a liability on the balance sheet of such Person and that constitutes (a) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to any accounts or notes receivable sold, transferred or otherwise disposed of by such Person, (b) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to property or assets leased by such Person as lessee and (c) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing if the transaction giving rise to such obligation (i) is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease or (ii) does not (and is not required pursuant to GAAP to) appear as a liability on the balance sheet of such Person, together with such Person’s pro rata share of each of the foregoing items for each Unconsolidated Affiliate.
“Operating Property Value” - means, as of a given date (a) (i) the purchase price of any real estate property (excluding any CIP property) acquired by Guarantor (directly or indirectly) during the prior twelve-month period, plus (ii) any related capital improvements (excluding tenant improvements) since acquisition, (b) the appraised value of any real estate property owned by Guarantor for twelve months or more; provided an appraisal of such property then exists which is not more than twelve months old (a “Current Appraisal”) and (c) for any real estate property owned twelve month or more for which a Current Appraisal does not then exist, the Net Operating Income from such real estate property for the two (2) fiscal quarters most recently ended, multiplied by two (2), divided by (ii) seven percent (7.0%); provided,

Loan No. 1015498

however, only Guarantor’s pro rata share of the values in clauses (a), (b) and (c) shall be included with respect to any property owned by an Unconsolidated Affiliate of Guarantor.
“Ownership Share” - means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.
“Quarterly DSCR Test Date” – means the last day of each calendar quarter during the terms of the Loan.
“Reduction DSCR” – means, as of the applicable Quarterly DSCR Test Date, (i) Adjusted NOI divided by (ii) Debt Service as of such date for the corresponding twelve consecutive month period.
“Reduction DSCR Certificate” – means a certificate, in substantially the form of Exhibit F to the Loan Agreement, executed by Borrower and Guarantor.
“Subsidiary” - means, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. “Wholly Owned Subsidiary” means any such corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are so owned or controlled.
“Tangible Net Worth” – means, as of the date of determination, the Gross Asset Value of Guarantor (excluding the Property), minus the sum of (i) the Total Liabilities of Guarantor and (ii) the Minority Interests of Guarantor, all of the foregoing determined in accordance with GAAP.
“Total Liabilities” - means, as to any Person as of a given date, all liabilities which would, in conformity with GAAP, be properly classified as a liability on a consolidated balance sheet of such Person as of such date, and in any event shall include (without duplication): (a) all Indebtedness of such Person, (b) all accounts payable and accrued expenses of such Person; (c) all Contingent Obligations of such Person including, without limitation, all Guarantees of Indebtedness by such Person; (d) all Unfunded Commitments of such Person; and (e) such Person’s pro rata share of each of the foregoing items for each Unconsolidated Affiliate. The amount of Total Liabilities of a Person at any given time shall exclude (i) any restricted or unrestricted cash specifically held by such Person or its Subsidiary for tenant security deposit liabilities or prepaid rent liabilities (however, with respect to any such unrestricted cash, only to the extent the Gross Asset Value for such Person also excludes such unrestricted cash), (ii) any mark-to-market adjustments on any liabilities related to a Derivatives Contract, (iii) any discounts or premiums on debt outstanding, (iv) below-market leases or other intangible liabilities, net of accumulated amortization, and (v) the outstanding principal amount of the Loan.
“Unconsolidated Affiliate” - means, in respect of any Person, any other Person in whom such Person holds an investment, which investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.
“Unfunded Commitments” - means (a) the amount of any commitments, whether contingent or non-contingent, to disburse funds in accordance with the terms of any debt investments made by KBS REIT or

Loan No. 1015498

any of its Subsidiaries, and (b) the amount of any other obligations of KBS REIT or any of its Subsidiaries to make equity investments.